Exhibit 3.1
CERTIFICATE OF DESIGNATION

OF

SERIES C PREFERRED STOCK

OF

FLINT TELECOM GROUP, INC.
_________________________

Pursuant to Section  78.1955 of the
Nevada Revised Statutes
_________________________

Flint Telecom Group, Inc., a Nevada corporation (the "Company") certifies that pursuant to the authority contained in ARTICLE IV of its Articles of Incorporation, as amended (the "Articles of Incorporation"), and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the Board of Directors of the Company (the "Board of Directors") duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Articles of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock, par value $.001 per share, which shall be designated as Series C Preferred Stock, and which shall have the voting powers, designations, preferences, limitations, restrictions, and relative rights as follows:

CERTIFICATE OF DESIGNATION OF
SERIES C PREFERRED STOCK
OF FLINT TELECOM GROUP, INC.

1.           Designation, Amount, Par Value, Liquidation Value and Rank.

a.  The Preferred Stock authorized under this Certificate of Designation shall be designated as the Series C Preferred Stock (the “Series C Preferred”), and the   number of shares so designated shall be 1,800,000, which shall not be subject to increase without the consent of the holder of the Series C Preferred (the “Holder”).  Each share of Series A Preferred, par value .001 per share, shall have a liquidation value of $1.00 per share (the “Liquidation Value”), and shall be issued in exchange for the cancellation of indebtedness owed to Holder in an amount equal to the Liquidation Value.

b.  The Series C Preferred shall, with respect to dividends and distributions upon liquidation, dissolution or winding up of the Company, rank senior to all classes of Common Stock and pari passu with any other series of Preferred Stock that is not, expressly by its terms, made junior to the Series C Preferred.  No class of equity securities of the Company shall be senior to the Series C Preferred as to dividends, distributions and upon liquidation, dissolution or winding up.

2.           Dividends.  The Holders of the Series C Preferred shall be entitled to receive dividends, whether in cash, property or otherwise (other than dividends payable solely in shares of Common Stock), out of any assets legally available therefor, ratably with any declaration or payment of any dividend to holders of the Common Stock or any other junior securities of the Company, when, as and if declared by the Board of Directors, in an amount per share declared by the Board..

3.           Voting Rights.   Except as provided herein and as otherwise required by law, the Series A Preferred shall have no voting rights.

4.           Liquidation.

a.      Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), the holders of record of the Series C Preferred shall be entitled to receive, out of the assets of the Company and before any distribution or payment is made upon any shares of Common Stock or any series of Preferred Stock junior in rank to the Series C Preferred, for each share of Series C Preferred, an amount per share equal to the lesser Liquidation Value.  If the assets of the Company shall be insufficient to pay in full all amounts due to the Holders of the Series C Preferred then the entire assets to be distributed to such Holders and the holders of all securities ranking pari passu to the Series C Preferred ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

b.      After setting apart or paying in full the amounts described in Section (4)(a) hereof, the holders of record of Common Stock and any Preferred Stock junior in rank to the Series C Preferred shall be entitled to participate in any distribution of any remaining assets of the Company, and the Holders of the Series C Preferred shall not be entitled to participate in such distribution.

c.      The Company shall mail written notice of any such Liquidation, not less than 30 days prior to the payment date stated therein, to each Holder.

5.           Redemption.

a.           The Series C Preferred shall be redeemed by the Company, and the Holder shall have the right immediately thereupon to receive cash at a price per share equal to the Liquidation Value for its shares of Series C Preferred, as follows: 550,000 shares of Series C Preferred shall be redeemed by no later than May 31, 2009, with the remaining 1,250,000 redeemable in five equal monthly redemptions of 250,000 each, starting on July 15, 2009.

Alternatively, should the Company close on new funding from a third party, 1,800,000 shares of Series C Preferred shall be redeemed through one lump sum payment by the Company, up to a maximum of fifty percent (50%) of whatever net amount the Company actually receives.

6.           Notices.  All notices or other communications required hereunder shall be in writing and shall be deemed to have been received (a) upon hand delivery (receipt acknowledged) or delivery by telecopy or facsimile (with transmission confirmation report) at the address or number designated below (if received by 6:00 p.m. EST where such notice is to be received), or the first business day following such delivery (if received after 6:00 p.m. EST where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses given below:

To the Company:                  Flint Telecom Group, Inc.
327 Plaza Real, Suite 319
Boca Raton, Florida 33432

To the Holder:                       China Voice Holding Corp.
327 Plaza Real, Suite 319
Boca Raton, FL 33432

or such other address as any of the above may have furnished to the other parties in writing by registered mail, return receipt requested.

7.         Lost or Stolen Certificates.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any stock certificates representing Series C Preferred, and, in the case of loss, theft or destruction, of any indemnification undertaken by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of such Series C Preferred stock certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

8.         Remedies Characterized; Other Obligations, Breaches.  The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation.  The Company covenants to each Holder of Series C Preferred that there shall be no characterization concerning this instrument other than as expressly provided herein.  Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Series C Preferred and that the remedy at law in the event of any such breach may be inadequate.

9.         Specific Shall Not Limit General; Construction.  No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein.  This Certificate of Designation shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof.

10.         Failure or Indulgence Not Waiver.  No failure or delay on the part of a Holder of Series C Preferred in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

11.         Shares Owned by Company Deemed Not Outstanding. In determining whether the Holders of the outstanding shares of Series C Preferred have concurred in any direction, consent or waiver under this Certificate of Designation, shares of Series C Preferred which are owned by the Company or any other obligor thereof, or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on such shares, shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that any Series C Preferred owned by the Holder shall be deemed outstanding for purposes of making such a determination.  Series C Preferred so owned which have been pledged in good faith may be regarded as outstanding if (i) the pledgee establishes to the satisfaction of the Holder and the Company the pledgee’s right so to act with respect to such shares and (ii) the pledgee is not the Company or any other obligor upon the securities or any person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any other obligor on such shares of Series C Preferred.

12.         Communications.  The holders of the Series C Preferred shall be entitled to receive, and the Company shall deliver, all communications sent by the Company to the holders of the Common Stock.

13.         Reacquired Shares. Any shares of Series C Preferred redeemed or purchased or otherwise acquired by the Company in any manner whatsoever shall not be reissued as part of the Company’s Series C Preferred and shall be retired promptly after the acquisition thereof.  All such shares shall become, upon their retirement (and the filing of any certificate required in connection therewith pursuant to the Nevada Revised Statutes, authorized but unissued shares of Preferred Stock.

14.         Effect of Headings.  The section headings herein are for convenience only and shall not affect the construction hereof.

15.           Security.   The obligation of the Company to redeem the shares of Series C Preferred Stock is secured pursuant to the terms of a Security Agreement between the Company and the Holder dated on or about the date hereof.  A copy of such Security Agreement is available for inspection at the offices of the Company.

16.  Conversion.  Shares of Series C Preferred Stock are not convertible into any other security of the Company.

IN WITNESS WHEREOF, Flint Telecom Group, Inc. has caused this Certificate of Designation to be signed by its Chief Executive Officer on this 24th day of April, 2009.

By: /s/ Vincent Browne_____________
Name:  Vincent Browne
Title:                      CEO

ATTEST:

Secretary: /s/ Tali Durant___________________
Tali Durant